Exhibit 99.1

News Release

Sunrise COO to Lead European Operations

MCLEAN, Va., Dec. 22 /PRNewswire-FirstCall/ -- Sunrise Senior Living, Inc. (NYSE: SRZ) today announced that Tiffany Tomasso, the Company's chief operating officer, will move from her role and become head of European operations effective today, December 22, 2008.

"Strengthening our core business remains our focus and that includes closer oversight of our European portfolios," said Mark Ordan, Sunrise's chief executive officer. "I am confident, with Tiffany's executive leadership, we will continue to see improvement in our UK and German communities."

Daniel Schwartz, senior vice president of North American Operations, and Kurt Conway, senior vice president of Sales and Marketing, will now report to Mr. Ordan.

"Sunrise is the brand leader in the industry, with some of the strongest operating metrics of any senior-living company," added Mr. Ordan. "Our experienced U.S. and Canadian operations leaders, in combination with Tiffany's oversight of Europe, make Sunrise well positioned to become a leaner, stronger, growing company."

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of September 30, 2008, Sunrise operated 448 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for approximately 55,000 residents. At quarter end, Sunrise also had 34 communities under construction in these countries with a combined capacity for 4,277 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SOURCE Sunrise Senior Living, Inc.

CONTACT: Meghan Lublin, Sr. Director, Investor Communications of Sunrise
Senior Living, Inc., +1-703-854-0299